EXHIBIT 99.1

Quanex Corporation Purchases Atmosphere Annealing, Inc.

HOUSTON, Feb. 2, 2007 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX) today announced that on February 1, 2007 MACSTEEL Atmosphere Annealing, Inc., a wholly owned subsidiary of Quanex, purchased substantially all the assets of Atmosphere Annealing, Inc. (AAI), a wholly owned subsidiary of Maxco, Inc.

AAI is a metal heat treating company with four plants located in the Midwest and fiscal 2006 sales of $46.6 million. Considered one of North America's leading heat-treating companies, AAI specializes in high volume, ferrous heat treating services for customers focused on automotive applications.

"The purchase of AAI builds upon MACSTEEL's ability to provide its Tier 1 and Tier 2 automotive customers with additional value added services and one-stop shopping. AAI, which focuses primarily on vehicular powertrain, steering and brake system components, serves many of the same customers as MACSTEEL," said Raymond Jean, Quanex chairman and chief executive officer. "In addition, half of AAI's new business is with the automotive transplant manufacturers, which should boost MACSTEEL's penetration of this growing market."

Quanex is a manufacturer of engineered materials and components for the vehicular products and building products markets. For further information, visit the Company's website at www.quanex.com.

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Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 15, 2006, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

CONTACT:  Quanex Corporation
          Jeff Galow
            (713) 877-5327
          Valerie Calvert
            (713) 877-5305